Exhibit 99.1

Investor Relations Contacts:
Harry G. Mitchell, CFO
508-530-0311
hmitchell@sontra.com

Sontra Medical Announces 1-For-10 Reverse Stock Split

Franklin, MA – July 27, 2006 – Sontra Medical Corporation (NASDAQ: SONT) today announced that its Board of Directors has authorized a 1-for-10 reverse split of its issued and outstanding common stock, which was approved by the Company’s shareholders at the Annual Meeting of Shareholders on May 23, 2006. The Board of Directors approved the reverse stock split to help the Company regain compliance with the Nasdaq Capital Market’s $1 minimum bid price continued listing requirement.

The reverse stock split will be effective on August 11, 2006, when the Company’s common stock will begin trading at the split-adjusted level. For a period of 20-trading days, the Company’s common stock will trade on a post-split basis under the trading symbol “SONTD”. After this 20-trading day period, the Company’s common stock will resume trading under the symbol “SONT”.

As a result of the reverse stock split, each ten shares of common stock will be combined and reclassified into one share of common stock and the total number of shares outstanding will be reduced from approximately 27,207,995 shares to approximately 2,720,799 shares. No fractional shares will be issued in connection with the reverse stock split. Shareholders who would be entitled to fractional shares will receive cash in lieu of fractional shares. The exercise or conversion price, as well as the number of shares that can be issued, under the Company’s outstanding stock options, warrants and Series A Preferred Stock, will be proportionately adjusted to reflect the reverse stock split. The number of shares reserved for issuance under the Company’s equity compensation plans will also be reduced proportionately.

“The reverse stock split is in the best interests of the Company and its shareholders,” said Thomas W. Davison, PhD, Sontra’s President and CEO. “We are confident that this action is in the best interests of our shareholders, continues our appeal to a broad range of investors, and puts our company in an advantageous position to consider future financing opportunities.”

About Sontra Medical Corporation (www.sontra.com)

Sontra Medical Corporation is a technology leader in transdermal science. Sontra’s SonoPrep ultrasound-mediated skin permeation technology combined with technical competencies in transdermal drug formulation, delivery systems and biosensors is creating a new paradigm in transdermal drug delivery and diagnosis. The SonoPrep technology is being developed for several billion dollar market opportunities, including

© 2002 - 2005 Sontra Medical Corporation. All rights reserved worldwide.

continuous glucose monitoring and the transdermal delivery of large molecule drugs and vaccines. Sontra is currently marketing the SonoPrep device and procedure tray for use with topical lidocaine to achieve rapid (within five minutes) skin anesthesia.

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This press release contains forward-looking statements, which address a variety of subjects including, for example, the expected technological advances and availability of the second-generation SonoPrep device, the expected benefits and efficacy of the SonoPrep device in connection with diagnostics, vaccine delivery, glucose monitoring and transdermal drug delivery, Sontra’s expected ability to develop, market and sell products based on its technology, including a continuous transdermal glucose monitor for the hospital ICU market; the expected market opportunities, distribution and market acceptance of the SonoPrep device and technology, the expected size of the market for the continuous transdermal glucose monitor for the hospital ICU; and Sontra’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: our technology is new and we may experience adverse results in research and development efforts, product development, clinical trials, product evaluations, commercialization efforts, product distribution and market acceptance; markets for our products may develop slower than expected, or not at all; our sales cycle is lengthy and we are still developing sales and marketing strategies which may or may not prove effective; the SonoPrep device may not prove effective in connection with diagnostics, vaccine delivery, glucose monitoring and/or transdermal drug delivery; we may experience difficulties or delays in obtaining regulatory approvals to market products resulting from development efforts or difficulties or delays associated with sources of regulatory-approved transdermal drugs and vaccines; failure to obtain and maintain patent protection for discoveries or commercial limitations imposed by patents owned or controlled by third parties would have an adverse effect on us; we depend upon strategic partners and third-party distributors to develop, commercialize, market and sell products based on our work; and we require substantial additional funding to conduct research and development and to expand commercialization, distribution and marketing activities. For detailed information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Sontra’s filings with the Securities and Exchange Commission, including Sontra’s most recent Quarterly Report on Form 10-QSB. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

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© 2006 Sontra Medical Corporation. SonoPrep is a registered trademark of Sontra Medical Corporation. All other company, product or service names mentioned herein are the trademarks or registered trademarks of their respective owners.

10 Forge Parkway Franklin, MA 02038, USA Tel: 1+ 877-4-SONTRA (766878) Fax: 1+ 508-553-8760 www.sontra.com	© 2002 - 2005 Sontra Medical Corporation. All rights reserved worldwide.